Exhibit 99.1

July 21, 2021

Board of Directors

First Foundation Inc.

200 Crescent Court, Suite 1400

Dallas, TX 75201

Members of the Board:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of First Foundation Inc. (the "Company") as an Appendix to the Proxy Statement/Prospectus relating to the Company’s proposed acquisition of TGR Financial, Inc. contained in the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission by the Company, and to the references to our firm and such opinion in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the Securities and Exchange Commission thereunder (the "Regulations"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Act or the Regulations.

D.A. Davidson & Co.

Costa Mesa, California

Investment Banking

611 Anton Boulevard ● Suite 600 ● Costa Mesa, CA 92626 ● (714) 327-8800 ● FAX (714) 327-8700

www.davidsoncompanies.com